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                                 EXHIBIT NO. 4


                       THE VARIABLE ANNUITY CONTRACT FORM
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[NATIONWIDE LOGO]


NATIONWIDE LIFE INSURANCE COMPANY
Home Office  P.O. Box 16609   Columbus, Ohio  43216-6609
1-800-848-6331
(Hereinafter called the Company)


NATIONWIDE LIFE INSURANCE COMPANY will make annuity payments to the Annuitant starting on the Annuitization Date, as set forth in the Contract.

This Contract is provided in return for the Purchase Payments made as required in the Contract.

TEN DAY LOOK
To be sure that the Owner is satisfied with this Contract, the Owner has ten days to examine the Contract and return it to the Home Office for any reason. When the Contract is received in the Home Office, the Company will return the Contract Value to the Owner, without deduction for any sales charges or administration fees as of the date of cancellation, where permitted by state law.

Executed for the Company on the Date of Issue.


/s/  Gordon E. McCutchan                           /s/  Peter F. Frenzer
--------------------------                         -----------------------------
Gordon E. McCutchan                                Peter F. Frenzer
Secretary                                          President


                          READ YOUR CONTRACT CAREFULLY

Individual Modified Single Premium Deferred Variable Annuity,
Non-Participating, Non-Qualified

ANNUITY PAYMENTS, DEATH BENEFITS, AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT.

             NOTICE - The details of the variable provisions in the
                 Contract may be found on Pages 15, 16, and 21.

APO-1293-36                                                         (BOA-NQ-A0)
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CONTENTS


DATA PAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .INSERT

CONTENTS  . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . .   2

DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6

ACCUMULATION PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11

ANNUITIZATION PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

ANNUITY PAYMENT OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

ANNUITY TABLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

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DEFINITIONS

ACCUMULATION UNIT - An Accumulation Unit is an accounting unit of measure. It is used to calculate the Variable Account Contract Value prior to the Annuitization Date.

ANNUITANT - The Annuitant is the person designated to receive annuity payments during Annuitization and upon whose life any annuity payment involving life contingencies depends. This person must be age 85 or younger at the time of Contract issuance, unless the Company has approved a request for an Annuitant of greater age. The Annuitant may be changed prior to the Annuitization Date with the consent of the Company.

ANNUITIZATION DATE - The Annuitization Date is the date annuity payments are scheduled to begin.

ANNUITIZATION - Annuitization is the process of selecting an Annuity Payment Option to begin the payout phase of the Contract. .

ANNUITY PAYMENT OPTION - The Annuity Payment Option is the chosen form of annuity payments. Several options are available under this Contract.


ANNUITY UNIT - An Annuity Unit is an accounting unit of measure used to calculate the value of Variable Annuity payments.

BENEFICIARY - The Beneficiary is the person who may receive certain benefits under the Contract upon the death of the Annuitant prior to the Annuitization Date. The Beneficiary can be changed by the Contract Owner as set forth in the Contract.

COMPANY - The Company is the Nationwide Life Insurance Company.

CONTINGENT ANNUITANT - The Contingent Annuitant is the person designated to be the Annuitant if the Annuitant is not living at the Annuitization Date. If a Contingent Annuitant is named, all provisions of the Contract which are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.

CONTINGENT BENEFICIARY - The Contingent Beneficiary is the person designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.

CONTINGENT OWNER - The Contingent Owner, if named, may succeed to the rights of the Contract Owner upon the Contract Owner's death before the Annuitization Date.





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
CONTRACT - The Individual Modified Single Premium Deferred Variable Annuity described herein.

CONTRACT ANNIVERSARY - An anniversary of the Date of Issue of the Contract.

CONTRACT OWNER(S) (OWNER) - The Contract Owner is the person who possesses all rights under the Contract, including the right to designate and change any designations of the Owner, Contingent Owner, Annuitant, Contingent Annuitant, Beneficiary, Contingent Beneficiary, Annuity Payment Option, and the Annuitization Date.

CONTRACT VALUE - The Contract Value is the sum of the value of all Variable Account Accumulation Units attributable to the Contract plus any amount held under the Contract in the Fixed Account.

CONTRACT YEAR - A Contract Year is each year starting with the Date of Issue of the Contract and each Contract Anniversary thereafter.

DATE OF ISSUE - The Date of Issue is the date the first Purchase Payment is applied to the Contract .

DEATH BENEFIT - The benefit payable upon the death of the Annuitant prior to the Annuitization Date. This benefit does not apply upon the death of the Contract Owner when the Owner and Annuitant are not the same person. If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

DISTRIBUTION - A Distribution is any payment of part or all of the Contract
Value.

FIXED ACCOUNT - The Fixed Account is made up of all assets of the Company other than those in any segregated asset account.

FIXED ANNUITY - A Fixed Annuity is a series of payments which are guaranteed by the Company as to dollar amount during Annuitization .

HOME OFFICE - The Home Office is the main office of the Company located in Columbus, Ohio.

INTEREST RATE GUARANTEE PERIOD - An Interest Rate Guarantee Period is the interval of time in which an interest rate credited to the Fixed Account under this Contract is guaranteed to remain the same. For Purchase Payments into the Fixed Account or transfers from the Variable Account, this period begins upon the date of deposit or transfer and ends at the end of a calendar quarter following one year from deposit or transfer. At the end of an Interest Rate Guarantee Period, a new interest rate is declared with an Interest Rate Guarantee Period starting at the end of the prior period and ending at the end of the calendar quarter one year later.

JOINT OWNER - The Joint Owner, if any, possesses an undivided interest in the entire Contract in conjunction with the Contract Owner. IF A JOINT OWNER IS NAMED, REFERENCES TO "CONTRACT OWNER" OR "OWNER" IN THIS CONTRACT WILL APPLY TO BOTH THE OWNER AND JOINT OWNER. JOINT OWNERS MUST BE SPOUSES AT THE TIME JOINT OWNERSHIP IS REQUESTED.

MUTUAL FUNDS (FUNDS)- The registered management investment companies in which the assets of the Sub-Accounts of the Variable Account will be invested.

NON-QUALIFIED CONTRACT - A Non-Qualified Contract is a Contract which does not qualify for favorable tax treatment under the provisions of sections 401 (qualified plans), 408 (individual retirement annuities) or 403(b)
(tax sheltered annuities) of the Internal Revenue Code of 1986.

PURCHASE PAYMENT - A Purchase Payment is a deposit of new value into the contract. The term "Purchase Payment" does not include transfers between the Variable Accounts and Fixed Accounts or among the Sub-Accounts.

SUB-ACCOUNTS - Sub-Accounts are separate and distinct divisions of the Variable Account, to which specific Mutual Fund shares are allocated and for which Accumulation Units and Annuity Units are separately maintained.

VALUATION DATE - A Valuation Date is each day the New York Stock Exchange and the Company's Home Office are open for business. It may also be any other day during which there is a sufficient degree of trading of the Variable Account's Mutual Fund shares such that the current net asset value of its Accumulation Units might be materially affected.

VALUATION PERIOD - A Valuation Period is the interval of time between one Valuation Date and the next Valuation Date. It is measured from the closing of business of the New York Stock Exchange and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - The Variable Account is a separate investment account of the Company into which Variable Account Purchase Payments are allocated. The Variable Account is divided into Sub-Accounts, each of which invests in the shares of a separate Mutual Fund.

VARIABLE ANNUITY - A Variable Annuity is a series of payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.





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
GENERAL PROVISIONS


DEDUCTION FOR PREMIUM TAXES

The Company will charge against the Contract Value the amount of any premium taxes levied by a state or any other government entity upon Purchase Payments received by the Company. The method used to recoup premium taxes will be determined by the Company at its sole discretion and in compliance with applicable state law. The Company currently deducts such charges from a Contract Owner's Contract Value either (1) at the time the Contract is surrendered, (2) at Annuitization, or (3) at such earlier date as the Company may be subject to such taxes.

MORTALITY AND EXPENSE RISK CHARGE

The Company will deduct a Mortality and Expense Risk Charge equal, on an annual basis, to 1.25% of the daily net asset value of the Variable Account. This deduction is made to compensate the Company for assuming the mortality risks and expense risks under this Contract. The Company assumes a "mortality risk" that fixed and variable annuity payments will not be affected by the death rates of persons receiving such payments or of the general population by virtue of annuity rates incorporated in the Contract which cannot be changed. The Company also assumes a mortality risk by its promise to pay in certain circumstances a Death Benefit that is greater than the Contract Value. The "expense risk" involves the guaranty by the Company that it will not increase charges for administration of the Contract regardless of the Company's actual administrative expenses.

ADMINISTRATION CHARGE

The Company will deduct an Administration Charge equal, on an annual basis, to 0.15% of the daily net asset value of the Variable Account. This deduction is made to reimburse the Company for expenses incurred in the administration of the Contract and of the Variable Account.

BENEFICIARY PROVISIONS

The Beneficiary is the person or persons who may receive certain benefits under the Contract in the event the Annuitant dies prior to the Annuitization Date. If more than one Beneficiary survives the Annuitant, each will share equally unless otherwise specified in the Beneficiary designation. If no Beneficiary survives the Annuitant, all rights and interests of the Beneficiary shall vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation. If a Contingent Beneficiary predeceases the Annuitant or if a Contingent Beneficiary is not named, all rights and interests of the

Contingent Beneficiary will vest with the Contract Owner or the Contract Owner's estate. Subject to the terms of any existing assignment, the Contract Owner may change the Beneficiary or Contingent Beneficiary from time to time during the lifetime of the Annuitant, by written notice to the Company. The change, upon receipt and recording by the Company at the Home Office, will take effect as of the time the written notice was signed, whether or not the Annuitant is living at the time of recording, but without further liability as to any payment or settlement made by the Company before receipt of such change.

CONTRACT OWNERSHIP PROVISIONS

Unless otherwise provided, the Contract Owner has all rights under the Contract. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF AS OWNER, THE PURCHASER WOULD HAVE NO RIGHTS UNDER THE CONTRACT. If a Joint Owner is named, the Joint Owner will possess an undivided interest in the Contract. The Contract Owner has sole rights in the Contract prior to the Annuitization Date. Unless otherwise provided, when Joint Owners are named, the exercise of any ownership right in the Contract (including the right to surrender or partially surrender the Contract, to change the Owner, Contingent Owner, the Annuitant, the Contingent Annuitant, the Beneficiary, the Contingent Beneficiary, the Annuity Payment Option or the Annuitization Date) shall require a written indication of an intent to exercise that right, which must be signed by both the Owner and Joint Owner. Joint Owners must be spouses at the time joint ownership is requested. If a Contract Owner dies prior to the Annuitization Date and the Contract Owner and the Annuitant are not the same person, Contract ownership will be determined in accordance with the "Death of Contract Owner" provision on page 8. If the Annuitant (regardless of whether the Annuitant is also the Contract Owner) dies prior to the Annuitization Date, ownership will be determined in accordance with the "Death of Annuitant Prior to Annuitization Date" provision on page 9. On and after the Annuitization Date, the Contract Owner is the Annuitant.

Prior to the Annuitization Date, the Contract Owner may name a new Contract Owner. Such change may be subject to state and federal gift taxes and may also result in current federal income taxation. Any change of Contract Owner designation will automatically revoke any prior Contract Owner designation.
Any request for change of Contract Owner must be (1) made by proper written application, and, (2) received and recorded by the Company at its Home Office, and (3) may include a signature guarantee as specified in the "Surrender" provision on page 11. Subject to the terms of any existing assignment, the Contract Owner may change the Beneficiary or Contingent Beneficiary from time to time during the lifetime of the Annuitant, by written notice to the Company. The change, upon receipt and recording by the Company at the Home Office, will take effect as of the time the written notice was signed, whether or not the Annuitant is living at the time of recording, but without further liability as to any payment or settlement made by the Company before receipt of such change.





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The Contract Owner may request a change in the Annuitant or Contingent
Annuitant before the Annuitization Date. Such a request must be made in writing on a form acceptable to the Company and must be signed by the Contract Owner and the person to be named as Annuitant or Contingent Annuitant. Such request must be received by the Company at its Home Office prior to the Annuitization Date. Any such change is subject to underwriting and approval by the Company.

CONTINGENT OWNER

The Contingent Owner is the person or persons who may receive certain benefits under the Contract in the event the Contract Owner dies before the Annuitization Date. If more than one Contingent Owner survives the Contract Owner, each will share equally unless otherwise specified in the Contingent Owner designation. If a Contingent Owner is not named or predeceases the Contract Owner, all rights and interest of the Contingent Owner will vest in the Contract Owner's estate. Subject to the terms of any existing assignment, the Contract Owner may change the Contingent Owner from time to time prior to the Annuitization Date, by written notice to the Company. The change, upon receipt and recording by the Company at its Home Office, will take effect as of the time the written notice was signed, whether or not the Contract Owner is living at the time of recording, but without further liability as to any payment or settlement made by the Company before receipt of such change.

DEATH OF CONTRACT OWNER

If the Contract Owner and the Annuitant are not the same person and the Contract Owner dies prior to the Annuitization Date, then the Joint Owner, if any, becomes the new Contract Owner. If no Joint Owner is named (or if the Joint Owner predeceases the Contract Owner), then the Contingent Owner becomes the new Contract Owner. If no Contingent Owner is named (or if the Contingent Owner predeceases the Contract Owner), then the Contract Owner's estate becomes the Contract Owner. Unless the new Contract Owner is the prior Contract Owner's surviving spouse, the entire interest in the Contract, less applicable deductions (which may include a Contingent Deferred Sales Charge), must be distributed within five years of the prior Contract Owner's death or be distributed in the form of a life annuity or an annuity for a period not exceeding his or her life expectancy. Such annuity must begin within one year following the date of the prior Contract Owner's death. If the new Contract Owner is the surviving spouse of the prior Contract Owner, the Contract may be continued without any required Distribution.

If the Annuitant (regardless of whether the Annuitant is also the Contract Owner) dies prior to the Annuitization Date, a Death Benefit will be payable in accordance with the "Death of Annuitant Prior to the Annuitization Date" below.





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
DEATH OF ANNUITANT PRIOR TO ANNUITIZATION DATE

If the Annuitant dies prior to the Annuitization Date, a Death Benefit is payable unless the Contract Owner has also named a Contingent Annuitant, in which case the Death Benefit is payable upon the death of the last survivor of the Annuitant and Contingent Annuitant. The Death Benefit is payable to the Beneficiary. If no Beneficiary is named (or if the Beneficiary predeceases the Annuitant), then the Death Benefit is payable to the Contingent Beneficiary.
If no Contingent Beneficiary is named (or if the Contingent Beneficiary predeceases the Annuitant), then the Death Benefit will be paid to Contract Owner or the Contract Owner's estate.

The value of the Death Benefit will be determined as of the Valuation Date coincident with or next following the date the Company receives in writing at the Home Office the following three items (1) due proof of the Annuitant's death; and (2) an election for either (a) a single sum payment or (b) an Annuity Payment Option; and (3) any applicable state required form(s).

Proof of death is either:

(1)      a copy of a certified death certificate;
(2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;
(3)      a written statement by a medical doctor who attended the deceased; or
(4)      any other proof satisfactory to the Company.

If a single sum payment is requested, payment will be made in accordance with any applicable laws and regulations governing the payment of Death Benefits.
If an Annuity Payment Option is requested, election must be made by the Contract Owner during the 90-day period commencing with the date written notice is received by the Company. If no election has been made by the end of such 90-day period, the Death Benefit will be paid in a single sum payment. If the Annuitant dies prior to his 85th birthday, the value of the Death Benefit will be the greater of (1) the sum of all Purchase Payments, less any amounts surrendered, (2) the Contract Value or (3) the Contract Value as of the most recent five- year Contract Anniversary, less any amounts surrendered since the most recent five-year Contract Anniversary. If the Annuitant dies on or after his 85th birthday, then the Death Benefit will be equal to the Contract Value.

If the Contract Owner is not a natural person, the death of the Annuitant (or a change of the Annuitant) will be treated like a death of the Contract Owner and will result in a Distribution pursuant to the first paragraph in the "Death of Contract Owner" provision on page 8, regardless of whether a Contingent Annuitant has also been named.





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
DEATH OF ANNUITANT AFTER THE ANNUITIZATION DATE

If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be paid according to the Annuity Payment Option selected.

ALTERATION OR MODIFICATION

All changes in or to the terms of the Contract must be: (1) made in writing; and (2) signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of this Contract.

ASSIGNMENT

Where permitted, the Owner may assign all rights under this Contract at any time during the lifetime of the Annuitant, prior to the Annuitization Date. The Company will not be bound by any assignment until written notice is received and recorded at the Home Office. The Company is not responsible for the validity or tax consequences of any assignment. An assignment will not apply to any payment made or action taken by the Company prior to the time it was recorded.

The value of any portion of the Contract which is assigned, pledged or transferred by gift may be treated like a cash withdrawal for federal tax purposes and may be subject to a tax penalty. All rights in this Contract are personal to the Contract Owner and may not be assigned without written consent of the Company.

ENTIRE CONTRACT

This document is the whole Contract between the Owner and the Company. This Contract, Data Page and Endorsement(s) (if any), make up the entire Contract.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, all payments and benefits under this Contract will be adjusted. Payments and benefits will be made, based on the correct age or sex. Proof of age of an Annuitant may be required at any time, in a form satisfactory to the Company. When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under this Contract. The dollar amount of any underpayment made by the Company as a result of any such misstatement will be paid in full with the next payment due under this Contract.





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
EVIDENCE OF SURVIVAL

Where any payments under this Contract depend on the recipient being alive on a given date, proof that such person is living may be required by the Company. Such proof may be required prior to making the payments.

PROTECTION OF PROCEEDS

Proceeds under this Contract are not assignable by any Beneficiary prior to the time they are due. Proceeds are not subject to the claims of creditors or to legal process, except as mandated by applicable laws.

REPORTS

At least once each year, prior to the Annuitization Date, a report showing the Contract Value will be provided to the Owner.

INCONTESTABILITY

This Contract will not be contested.

CONTRACT SETTLEMENT

The Company may require this Contract to be returned to the Home Office prior to making any payments. All sums payable to or by the Company under this Contract are payable at the Home Office.

NUMBER AND GENDER

Unless otherwise provided, all references in this Contract which are in the singular form will include the plural; all references in the plural form will include the singular; and all references in the male gender will include the female and neuter genders.

NON-PARTICIPATING

This Contract is non-participating. It will not share in the surplus of the Company.

ACCUMULATION PROVISIONS

SURRENDER

The Owner may surrender part or all of the Contract Value at any time this Contract is in force and prior to the earlier of the Annuitization Date or the death of the Annuitant or Contingent Annuitant if any. All surrenders will have the following conditions:





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
1.       The request for surrender must be in writing.

2. The surrender value will be paid to the Owner after proper written application and the Contract are received at the Home Office.

3. The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty. Payment of the Variable Account Contract Value will be made within seven days of receipt of both proper written application and the Contract. Payment of the Fixed Account Contract Value may be deferred up to six months following receipt of application.

4. When written application and the Contract are received, the Company will surrender the number of Variable Account Accumulation Units and an amount from the Fixed Account needed to equal: (a) the dollar amount requested; plus (b) any Contingent Deferred Sales Charge which applies.

5. If a partial surrender is requested, unless the Owner has instructed otherwise, the surrender will be made as follows: (a) from the Variable Account Contract Value; and (b) from the Fixed Account Contract Value. The amounts surrendered from the Fixed Account and the Variable Account, will be in the same proportion that the Owner's interest in the Fixed Account and Variable Account bears to the total Contract Value.

CONTINGENT DEFERRED SALES CHARGE

If part or all of the Contract Value is surrendered, a Contingent Deferred Sales Charge may be made by the Company. The Contingent Deferred Sales Charge is designed to cover expenses relating to the sale of the Contract.

The Contingent Deferred Sales Charge is calculated by multiplying the applicable Contingent Deferred Sales Charge Percentages noted below by the Purchase Payments that are surrendered. For purposes of calculating the amount of the Contingent Deferred Sales Charge, surrenders are considered to come first from the oldest Purchase Payment made to the Contract, then from the next oldest Purchase Payment and so forth, with any earnings attributable to such Purchase Payments considered only after all Purchase Payments made to the Contract have been considered. (For tax purposes, a surrender is treated as a withdrawal of earnings first.)

Number of Completed  |                   |      Number of     |
  Completed Years    |     Contingent    |   Completed Years  |    Contingent
   from Date of      |   Deferred Sales  |    From Date of    |  Deferred Sales
    Purchase         |       Charge      |      Purchase      |      Charge
    Payment          |     Percentage    |      Payment       |    Percentage
---------------------|-------------------|--------------------|--------------------
                     |                   |                    |
       0             |          7%       |         4          |        3%
       1             |          6%       |         5          |        2%
       2             |          5%       |         6          |        1%
       3             |          4%       |         7          |        0%

WITHDRAWALS WITHOUT CHARGE

Each Contract Year, the Contract Owner may withdraw without a Contingent Deferred Sales Charge (CDSC) an amount equal to 10% of the total sum of all Purchase Payments made to the Contract at the time of withdrawal, less any Purchase Payments previously withdrawn that were subject to a CDSC. This CDSC-free withdrawal privilege is non-cumulative, that is, free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.

A CDSC will not be assessed against the withdrawal of any: (1) Purchase Payments which have been held under the Contract for at least 7 years; (2) earnings attributable to Purchase Payments made to the Contract; (3) Death Benefit payments made upon the death of the Annuitant prior to the Annuitization Date; (4) amounts applied to an Annuity Payment Option after two years from the Date of Issue; or (5) amounts transferred among the Sub-Accounts or from the Fixed Account to the Variable Account or vice versa.

For a discussion of the withdrawals that are subject to a CDSC, see the "Contingent Deferred Sales Charge" section on page 12.

SURRENDER VALUE

The Surrender Value is the amount that will be paid if the full Contract Value is surrendered. The Surrender Value at any time will be:

1.       The Contract Value; less
2.       Any Contingent Deferred Sales Charge which applies.


SUSPENSION OR DELAY IN PAYMENT OF SURRENDER

The Company has the right to suspend or delay the date of any Surrender payment from the Variable Account for any period:

1.       When the New York Stock Exchange is closed;





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
2.       When trading on the New York Stock Exchange is restricted;

3. When an emergency exists as a result of which: disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account;

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders; or

5.       When the request for Surrender is not made in writing.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in numbers 2, 3, and 4 above exist.

The Company further reserves the right to delay payment of a total Surrender of Fixed Account Contract Value for up to six months in those states where applicable law requires the Company to reserve such right.

MODIFIED SINGLE PURCHASE PAYMENTS

The Contract is bought for the initial Purchase Payment and any subsequent Purchase Payments. The cumulative total of all Purchase Payments under this and any other annuity Contract(s) issued by the Company having the same Annuitant may not exceed $1,000,000 without the prior consent of the Company.

The initial Purchase Payment is due on the Date of Issue and may not be less than $15,000. Purchase payments, if any, after the initial Purchase Payment must be at least $1,000 and may be made at any time.

ALLOCATION OF PURCHASE PAYMENTS

The Owner elects to have the Purchase Payments allocated among the Fixed Account and the Sub-Accounts of the Variable Account at the time of application. The allocation of future Purchase Payments may be changed by the owner by a written request that is received and recorded by the Company.

CONTRACT VALUE

The Contract Value at any time will be the sum of: (1) the Variable Account Contract Value; and (2) the Fixed Account Contract Value.

FIXED ACCOUNT CONTRACT VALUE

The Fixed Account Contract Value at any time will be: the sum of all amounts credited to the Fixed Account under this Contract less any amounts canceled or withdrawn for charges, deductions, or surrenders.

INTEREST TO BE CREDITED

The Company will credit interest to the Fixed Account Contract Value. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. Such rates will be declared to the Owner in writing after each quarterly period. Any such rate or rates so determined, for which deposits are received, will remain in effect for a period of not less than 12 months. However, the Company guarantees that it will credit interest at not less than 3.0% per year or any lesser amount as permitted by state law.

VARIABLE ACCOUNT CONTRACT VALUE

The Variable Account Contract Value is the sum of the value of all Variable Account Accumulation Units under this Contract.

If:  (1) part or all of the Variable Account Contract Value is surrendered; or
(2) charges or deductions are made against the Variable Account Contract Value; then, an appropriate number of Accumulation Units will be canceled or surrendered to equal such amount.

THE VARIABLE ACCOUNT

The Variable Account is a separate investment account of the Company. The Company has allocated a part of its assets for this Contract and certain other contracts to the Variable Account. Such assets of the Variable Account remain the property of the Company. However, they may not be charged with the liabilities from any other business in which the Company may take part.

The Variable Account is divided into Sub-Accounts which invest in shares of the Mutual Funds. Purchase payments are allocated among one or more of these Sub-Accounts, as designated by the Owner.

INVESTMENTS OF THE VARIABLE ACCOUNT

The Purchase Payments applied to the Variable Account will be invested at net asset value in one or more of the Sub-Accounts.

VALUATION OF ASSETS

Mutual Fund shares in the Variable Account will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS

The number of Accumulation Units for each Sub-Account of the Variable Account is found by dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit value for the Sub-Account for the Valuation Period during which the Company received the Purchase Payment.

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE

The value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10 when the first Mutual Fund shares were available for purchase. The value for any later Valuation Period is found as follows:

The Accumulation Unit Value for each Sub-Account for the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-Account for the next following Valuation Period. The result is the Accumulation Unit Value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next. The number of Accumulation Units will not change as a result of investment experience.

NET INVESTMENT FACTOR

The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The Net Investment Factor for any Sub-Account for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) from the result, where:

1.       is the net result of:

         a. the net asset value per share of the Mutual Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

         b. the per share amount of any dividend or capital gain Distributions made by the Mutual Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period.

2.       is the net result of:

         a. the net asset value per share of the Mutual Fund held in the Sub-Account, determined at the end of the last prior Valuation Period; plus or minus

         b. the per share charge or credit for any taxes reserved for the last prior Valuation Period, plus or minus

         c. a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

3. is a factor representing the Mortality and Expense Risk Charge and the Administration Charge deducted from the Variable Account. Such factor is equal, on an annual basis, to 1.40% of the daily net asset value of the Variable Account.

For funds that credit dividends on a daily basis and pay such dividends once a month, the Net Investment Factor allows for the monthly reinvestment of these daily dividends.

FIXED ACCOUNT PROVISIONS

The Fixed Account is the general account of the Company. It is made up of all assets of the Company other than: (1) those in the Variable Account; and (2) those in any other segregated asset account.

TRANSFER PROVISIONS

The Owner may annually transfer a portion of the value of the Fixed Account to the Variable Account and a portion of the Variable Account to the Fixed Account, without penalty or adjustment. Within any Contract Year, the Company reserves the right to restrict transfers from the Variable Account to the Fixed Account to 10% of the Variable Account at the time of the transfer.

Contract Owners may annually transfer at the end of an Interest Rate Guarantee Period, a minimum of 10% of the funds with a maturing interest rate guarantee from the Fixed Account to the Variable Account. The maximum allowable transfer amount from the Fixed Account to the Variable Account will be determined by the Company at its sole discretion.

Nationwide reserves the right to refuse transfers or Purchase Payments into the Fixed Account if the Fixed Account is greater than or equal to 30% of total Contract Value. Transfers must be made prior to the Annuitization Date. Transfers may occur among the Sub-Accounts once daily.

SYSTEMATIC WITHDRAWALS

The Contract Owner may elect in writing on a form provided by the Company to take Systematic Withdrawals of a specified dollar amount (of at least $100) on a monthly, quarterly, semi-annual or annual basis. The Company will process the withdrawals as directed by surrendering on a pro-rata basis Accumulation Units from all of the Sub-Accounts in which the Contract Owner has an interest, and the Fixed Account. A Contingent Deferred Sales Charge may apply to Systematic Withdrawals in accordance with the considerations set forth in the "Contingent Deferred Sales Charge" and "Withdrawals Without Charge" sections on pages 12 and 13. Each Systematic Withdrawal is subject to federal income taxes on the taxable portion. In addition, a 10% federal penalty tax may be assessed on Systematic Withdrawals if the Contract Owner is under age 59-1/2. If directed by the Contract Owner, the Company will withhold federal income taxes from each Systematic Withdrawal. A Systematic Withdrawal program will terminate automatically at the end of each Contract Year and may be reinstated only on or after the next Contract Anniversary pursuant to a new request. The Contract Owner may discontinue Systematic Withdrawals at any time by notifying the Company in writing.

If the Contract Owner withdraws amounts pursuant to a Systematic Withdrawal program, then the Contract Owner may withdraw each Contract Year without a CDSC an amount up to the greater of (i) 10% of the total sum of all Purchase Payments made to the Contract at the time of withdrawal, less any Purchase Payments previously withdrawn that were subject to a CDSC, or (ii) the specified percentage of the Contract Value based on the Contract Owner's age, as shown in the following table:

CONTRACT OWNER'S AGE              PERCENTAGE OF CONTRACT VALUE
--------------------              ----------------------------
Under 59-1/2                      5%
59-1/2 to 70-1/2                  7%
70-1/2 to 75                      9%
75 and Over                       13%

If the total amounts withdrawn in any Contract Year exceed the CDSC-free amount as calculated under the Systematic Withdrawal method described above, then such total withdrawn amounts will be eligible only for the 10% of purchase payment CDSC-free withdrawal privilege described in the "Withdrawals Without Charge" section on page 13, and the total amount of CDSC charged during the Contract Year will be determined in accordance with that provision.

The Contract Value and the Contract Owner's age for purposes of applying the CDSC-free withdrawal percentage described above are determined as of the date the request for a Systematic Withdrawal program is received and recorded by the Company at its Home Office. (In the case of Joint Owners, the older

Owner's age will be used.) The Contract Owner may elect to take such CDSC-free amounts only once each Contract Year. Furthermore, this CDSC-free withdrawal privilege for Systematic Withdrawals is non-cumulative, that is, free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.

Systematic Withdrawals are not available prior to the expiration of the ten day free look provision of the Contract. The Company also reserves the right to assess a processing fee for this service.

DISTRIBUTION PROVISIONS

The following events will give rise to a Distribution:

1. Reaching the Annuitization Date - Distribution will be made pursuant to the Annuity Payment Option selected.

2. Death of the Annuitant prior to the Annuitization Date - Distribution to be made in accordance with the options available under the Death of Annuitant provisions of this Contract.

3. Death of the Owner - Distribution to be made in a manner consistent with the Death of Owner provisions of this Contract.

4. Other Surrender - Distribution to be made in accordance with the Surrender provisions of this Contract.

ANNUITIZATION PROVISIONS

GENERAL

All of the provisions within this section are subject to the restrictions set forth in the Section entitled "Death Of Owner".

ANNUITIZATION

This is the process of selecting an Annuity Payment Option to begin the payout phase of the Contract. As of the Annuitization Date, the Contract Value is surrendered and applied to the purchase rate then in effect for the option selected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than the 1983 "Table a" with ages set back 6 years, with minimum interest at 3.0%. The rates shown in the Annuity Tables are calculated on this guaranteed basis. Annuitization is irrevocable once payments have begun.

ANNUITIZATION DATE

Such date may be the first day of a calendar month or any other agreed upon date. It must be at least two years after the Date of Issue. The Annuitization Date may not be later than the first day of the first calendar month after the Annuitant's 85th birthday, unless a later date has been requested by the Contract Owner; and approved by the Company. This date is selected by the Contract Owner at the time of application. Any applicable premium taxes not already deducted may be deducted from the Contract Value at the Annuitization Date. The remaining Contract Value will then be applied to the Annuity Payment Option selected by the Owner.

CHANGE OF ANNUITIZATION DATE

The Owner may change the Annuitization Date. A change of Annuitization Date must be made by written request. The request must be received at the Home Office prior to both new and old Annuitization Dates. The date to which such a change may be made must be the first day of a calendar month.

CHANGE OF ANNUITY PAYMENT OPTION

The Owner may change the Annuity Payment Option prior to the Annuitization Date. A change of the Annuity Payment Option must be made by written request and must be received at the Home Office prior to the Annuitization Date. After a change of Annuity Payment Option is received at the Home Office, it will become effective as of the date it was requested. A change of Annuity Payment Option will not apply to any payment made or action taken by the Company before it is received.

ANNUITY PAYMENT OPTIONS

An Annuity Payment Option may be selected prior to Annuitization. Any Annuity Payment Option not set forth in the Contract or a combination of available options which is satisfactory to both the Company and the Annuitant may be selected.

SUPPLEMENTARY AGREEMENT

A Supplementary Agreement will be issued within 30 days following the Annuitization Date. The Supplementary Agreement will set forth the terms of the Annuity Payment Option selected.

FREQUENCY AND AMOUNT OF PAYMENTS

Payments will be made based on the Annuity Payment Option selected and frequency selected. However, if the net amount to be applied to any annuity payment option at the Annuitization Date is less than $5000, the Company has the right to pay such amount in one lump sum.

If any payment provided for would be or becomes less than $50, the Company has the right to change the frequency of payment to an interval that will result in payments of at least $50.

FIXED ANNUITY PROVISIONS

A Fixed Annuity is an annuity with level payments which are guaranteed by the Company as to dollar amount during the annuity payment period. At the Annuitization Date, a designated portion of the Contract Value will be applied to the applicable Annuity Table. This will be done in accordance with the Annuity Payment Option selected.

VARIABLE ANNUITY PROVISIONS

A Variable Annuity is a series of payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.

DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT

At the Annuitization Date, a designated portion of the Contract Value will be applied to purchase rates based on the 1971 Individual Annuity Mortality Table with ages set back one year and 3.5% interest.

ANNUITY UNIT VALUE

An Annuity Unit is used to calculate the value of annuity payments. The value of an Annuity Unit for each Sub-Account was arbitrarily set at $10 when the first Mutual Fund shares were bought. The value for any later Valuation Period is found as follows:

1. The Annuity Unit Value for each Sub-Account for the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-Account for the Valuation Period for which the Annuity Unit Value is being calculated.

2. The result is multiplied by an interest factor. This is done because the Assumed Investment Rate of 3.5% per year is built into the Annuity Tables.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

Variable Annuity payments after the first vary in amount. The payment amount changes with the investment performance of the Sub-Accounts within the

Variable Account.  The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the unit value as of the Annuitization Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. This number of Annuity Units remains fixed during the annuity payment period.

2. The fixed number of Annuity Units is multiplied by the Annuity Unit Value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

ANNUITY PAYMENT OPTIONS

GENERAL

All annuity payments will be mailed within 10 working days of the first of the month in which they are scheduled to be made. The following is a list of options guaranteed to be made available by the Company.

LIFE ANNUITY

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

JOINT AND LAST SURVIVOR ANNUITY

The amount to be paid under this option will be paid during the lifetimes of the Annuitant and designated second person. Payments will continue as long as either is living.

LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Annuitant to receive the remaining payments may choose to continue receiving payments until the end of the guaranteed period, or receive the commuted value of the remaining guaranteed payments in a lump sum. Such lump sum payment will be equal to the present value of the remaining guaranteed payments. The payment will be computed as of the date on which proof of the death of the Annuitant is received at the Home Office and computed at an assumed investment rate which is the greater of that used in the Annuity Tables in effect on the date of the calculation of the lump sum and that used in the Annuity Tables in effect on the Annuitization Date.

ANY OTHER OPTION

The amount and period under any other option will be determined by the Company. Payment options not set forth in the Contract are available only if they are approved by both the Company and the Annuitant.

                       MONTHLY BENEFITS PER $1000 APPLIED
                                 ANNUITY TABLES
                  JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                        Annuitant's Age Last Birthday

                                   Female Age
                                   ----------
                         50        55        60        65        70
                         --        --        --        --        --
Male Age      50        3.36      3.46      3.56      3.64      3.71
              55        3.42      3.56      3.69      3.82      3.93
              60        3.47      3.64      3.82      3.99      4.16
              65                  3.70      3.92      4.15      4.39
              70                            4.00      4.30      4.61

                   LIFE ANNUITY:  MONTHLY ANNUITY PAYMENTS

       Male Guaranteed Period                   Female Guaranteed Period
ANNUITANT'S                              ANNUITANT'S
ATTAINED AGE            120     240      ATTAINED AGE            120       240
LAST BIRTHDAY   NONE   MONTHS  MONTHS    LAST BIRTHDAY   NONE   MONTHS   MONTHS
-------------   ----   ------  ------    -------------   ----   ------   ------
    40          3.41   3.40    3.38          40          3.23   3.23     3.22
    41          3.44   3.44    3.41          41          3.26   3.26     3.24
    42          3.48   3.48    3.45          42          3.29   3.29     3.27
    43          3.52   3.52    3.48          43          3.32   3.32     3.30
    44          3.57   3.56    3.52          44          3.35   3.35     3.33
    45          3.61   3.60    3.56          45          3.39   3.38     3.37
    46          3.66   3.65    3.60          46          3.42   3.42     3.40
    47          3.71   3.69    3.64          47          3.46   3.46     3.43
    48          3.76   3.74    3.68          48          3.50   3.50     3.47
    49          3.81   3.79    3.73          49          3.55   3.54     3.51
    50          3.87   3.85    3.77          50          3.59   3.58     3.55
    51          3.93   3.90    3.82          51          3.64   3.63     3.59
    52          3.99   3.96    3.87          52          3.68   3.67     3.63
    53          4.05   4.02    3.92          53          3.74   3.72     3.68
    54          4.12   4.09    3.97          54          3.79   3.78     3.72
    55          4.19   4.15    4.03          55          3.85   3.83     3.77
    56          4.27   4.22    4.08          56          3.90   3.89     3.82
    57          4.34   4.30    4.14          57          3.97   3.95     3.88
    58          4.43   4.37    4.20          58          4.03   4.01     3.93
    59          4.51   4.45    4.26          59          4.10   4.08     3.99
    60          4.60   4.54    4.32          60          4.18   4.15     4.04
    61          4.70   4.62    4.39          61          4.25   4.22     4.11
    62          4.80   4.72    4.45          62          4.34   4.30     4.17
    63          4.91   4.82    4.51          63          4.42   4.38     4.23
    64          5.03   4.92    4.58          64          4.52   4.47     4.30
    65          5.15   5.03    4.65          65          4.61   4.56     4.37
    66          5.28   5.14    4.71          66          4.72   4.66     4.44
    67          5.43   5.27    4.78          67          4.83   4.76     4.51
    68          5.58   5.39    4.84          68          4.95   4.87     4.58
    69          5.74   5.53    4.90          69          5.08   4.98     4.65
    70          5.91   5.66    4.96          70          5.21   5.10     4.72
    71          6.10   5.81    5.02          71          5.36   5.22     4.79
    72          6.30   5.96    5.08          72          5.51   5.36     4.86
    73          6.51   6.12    5.13          73          5.67   5.50     4.93
    74          6.73   6.28    5.18          74          5.85   5.65     5.00
    75          6.97   6.44    5.23          75          6.04   5.80     5.06

                                       24